EXHIBIT 10.8
FORBEARANCE AND WAIVER AGREEMENT
This FORBEARANCE AND WAIVER AGREEMENT (this “Agreement”), dated as of October 14, 2009, is made by and between CONCORD REAL ESTATE CDO 2006-1, LTD., an exempted company with limited liability under the laws of the Cayman Islands (“Concord CDO”), MORGANS GROUP LLC, a Delaware limited liability company (and, together with it successors and/or assigns as permitted hereunder, “Morgans”) and HENRY HUDSON SENIOR MEZZ LLC, a Delaware limited liability company (the “Hudson Borrower”).
WITNESSETH:
WHEREAS, Morgans has requested that Concord CDO waive, or forbear from exercising its rights under, certain provisions of (ii) that certain Loan and Security Agreement (the “Hudson Loan Agreement”), dated as of October 6, 2006, between the Hudson Borrower and Wachovia Bank, National Association, a national banking association (“Wachovia”), and (ii) the related Promissory Note dated October 6, 2006 (the “Hudson Note,” and together with the Hudson Loan Agreement, the “Hudson Loan Documents”) in the original principal amount of $32,500,000.00 made by the Hudson Borrower to Wachovia; and
WHEREAS, in connection with such request, Concord CDO, in its capacity as the holder of the Hudson Note, has agreed to enter into this Agreement with Morgans and the Hudson Borrower on the terms and conditions set forth below.
NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:
1. Definitions. Capitalized terms used but not defined herein shall have the respective meanings assigned to them in the Hudson Loan Documents. As used in this Agreement, the following terms shall have the following meanings:
“111 Debt” means 111 Debt Acquisition-Key LLC, a Delaware limited liability company.
“Concord CDO” shall have the meaning set forth in the preamble above.
“Forbearance Period” shall mean the period from (x) the date hereof through (y) the earliest to occur of (1) October 12, 2013, (2) an Event of Default (other than any Event of Default deemed to be waived pursuant to this Agreement), or (3) the date on which the Hudson Borrower fails to have a Rate Cap Agreement in effect on the outstanding principal balance of the Hudson Note (as reduced by the Hudson Payment or as a result of subsequent principal repayments), which Rate Cap Agreement shall comply with the terms of Section 2.1(e)(iii)(B) of the Hudson Note as modified by such terms as have been mutually agreed upon by the parties in connection with transactions contemplated hereby; provided, however, the Forbearance Period shall terminate if:

(i) Morgans shall not have exercised its right to acquire the Scottsdale Bonds by December 31, 2011 and 111 Debt shall not have exercised its right to sell the Scottsdale Bonds by January 30, 2012 and the acquisition of the Scottsdale Bonds shall not have occurred in accordance with such terms as have been mutually agreed upon by the parties in connection with transactions contemplated hereby; or
(ii) Morgans shall not have exercised its right to acquire the LA Bond by October 11, 2011 and the acquisition of the LA Bond shall not have occurred in accordance with such terms as have been mutually agreed upon by the parties in connection with transactions contemplated hereby; or
(iii) Morgans or the Hudson Borrower fails to pay to the holder of the Hudson Note, in lieu of interest thereon at the stated rate, on the 9th day of each month (or if such day is not a Business Day the next succeeding Business Day), and such failure continues for a period of 5 days after receipt of notice of such nonpayment from the holder of the Hudson Note to Morgans, during the period from October 12, 2011 to, but excluding October 12, 2013, an amount equal to the interest payment that would be required to be paid on a loan with an outstanding principal balance equal to the average daily outstanding principal amount owing on the Hudson Loan (as reduced by the Hudson Payment or as a result of subsequent principal repayments) during each such month and bearing interest at the Forbearance Rate computed on the basis of a year of 360 days and paid for the actual number of days elapsed.
“Forbearance Rate” shall mean, (i) for the period from, and including, October 12, 2011 to, but excluding, October 12, 2012, the greater of (x) the LIBOR Rate plus 600 basis points or (y) 9% per annum, and (ii) for the period from, and including, October 12, 2012 to, but excluding, October 12, 2013, the greater of (x) the LIBOR Rate plus 900 basis points or (y) 12% per annum.
“Hudson Borrower” shall have the meaning set forth in the preamble above.
“Hudson Loan” shall that certain mezzanine loan made to the Hudson Borrower in the original principal amount of $32,500,000 pursuant to the Hudson Loan Agreement.
“Hudson Loan Agreement” shall have the meaning set forth in the recitals above.
“Hudson Loan Documents” shall have the meaning set forth in the recitals above.
“Hudson Note” shall have the meaning set forth in the recitals above.
“Hudson Payment” shall mean $6,000,000.
“LA Bond” shall mean the Series 2007-Whale 8 Class MH-2 with a current principal balance of $3,200,000.
“Morgans” shall have the meaning set forth in the preamble above.

“Permitted Refinancing” shall mean an extension, modification, amendment, restructuring, or refinancing of the Mortgage Loan so long as (i) the principal amount of the new loan shall in no event exceed the principal balance of the Mortgage Loan on the date such new loan is advanced, plus the amount of fees incurred in connection with any such extension, modification, amendment, restructuring, or refinancing (subject to the limitation set forth in clause (ii)), (ii) the interest rate payable, together with all fees paid in connection with such new loan to the lender thereof or its affiliate, considered in their totality do not exceed 110% of then market rates for loans of similar size, maturity, and nature (taking into account, among other things, the value of and cash flows generated by the collateral and other financial characteristics of the loan), (iii) the stated maturity date of the new loan is not earlier than October 12, 2013 (other than in the case of an extension, modification, amendment, or restructuring of the Mortgage Loan), (iv) the new loan has an amortization schedule and other provisions requiring payment of principal before maturity that are customary for similar loans based on then existing conditions in the credit markets, (v) the lender under the new loan agrees to enter into an intercreditor agreement with the holder of the Hudson Loan on terms that are customary for similar loans (taking into account, among other things, the value of and cash flows generated by the collateral and other financial characteristics of the loan) based on then existing conditions in the credit markets, and (vi) the new loan shall not contain terms that cause any of the following:
(a) increase the monetary obligations of the borrower under the new loan (other than principal, interest, and fees, which are governed by clauses (i) and (ii) above) in any material respect;
(b) establish a cash management system for the cash generated by the business of the borrower under the new loan that is more restrictive as it applies to the holder of the Hudson Loan than is customary for similar loans (taking into account, among other things, the value of and cash flows generated by the collateral and other financial characteristics of the loan) based on then existing conditions in the credit markets;
(c) provide to the lender under the new loan any contingent or additional interest or similar “equity participation,” unless the payment of any such amounts is subordinated in right of payment to payment of the Hudson Loan; or
(d) modify the definition of an “Event of Default” under the Mortgage Loan or add any default provisions unless such modification or addition is customary for similar loans (taking into account, among other things, the value of and cash flows generated by the collateral and other financial characteristics of the loan) based on then existing conditions in the credit markets.
“Scottsdale Bonds” shall mean the Series 2006-FL4 Class N-MON with a current principal balance of $1,133,143, and the Series 2006-FL4 Class O-MON with a current principal balance of $1,473,799.
“Wachovia” shall have the meaning set forth in the recitals above.

2. Waiver of Certain Requirements for Extension Option. Concord CDO hereby waives the following requirements set forth in Section 2.1(e) of the Hudson Note in connection with the exercise from time to time of any Extension Option:
(a) Delivery of the Maturity Date Notice (such notice being deemed to have been given hereby);
(b) payment of a fee of $100,000, as set forth in Section 2.1(e)(i) of the Hudson Note;
(c) payment of the Extension Fee set forth in Section 2.1(e) of the Hudson Note; and
(d) delivery of proof of a specified debt service coverage, as set forth in Section 2.1(e)(iii)(A) of the Hudson Note.
3. Forbearance and Waiver. Concord CDO hereby agrees:
(a) during the Forbearance Period, to (i) forbear from exercising any remedies it may have in connection with the Hudson Loan as a result of the Hudson Borrower’s failure to satisfy the Hudson Note in full on the Maturity Date or Extended Maturity Date including, without limitation, charging default interest or late fees and (ii) permit the Hudson Borrower to exercise all rights that it is entitled to exercise in the absence of an Event of Default; and
(b) that any Event of Default that would otherwise be deemed to have occurred and be continuing under the Hudson Note and Hudson Loan Agreement by reason of (i) Hudson Borrower’s failure to satisfy the Hudson Note in full on the Maturity Date or Extended Maturity Date or in connection with the consummation of any Permitted Refinancing or (ii) an event described in Section 3.01(e) of the Hudson Loan Agreement occurring from and after July 12, 2010 shall, in each case, automatically and without further action by any Person be deemed to be waived; provided that the waiver of any Event of Default described in clause (ii) shall automatically be deemed to be withdrawn upon the commencement of foreclosure proceedings or other exercise of collateral remedies under the Mortgage Loan against the Premises and such waiver shall automatically be deemed to be reinstated if such foreclosure or other exercise of collateral remedies is subsequently withdrawn or cured.
4. Notices. Any notice pursuant to the terms and conditions of this Agreement shall be in writing and either (a) delivered personally; (b) sent by certified mail, return receipt requested; (c) sent by a recognized overnight mail or courier service with delivery receipt required; or (d) sent by facsimile transfer and acknowledged by recipient, and will be deemed to have been given when received by the party to whom addressed. Notices shall be directed as follows:

If to Concord CDO:	7 Bulfinch Place, Suite 500, P.O. Box 9507
Boston, Massachusetts 02114
Attention: Jay Cramer FAX Number: (617) 570-4710

with copies by regular mail or such hand delivery or facsimile transmission to:

Post Heymann & Koffler LLP
Two Jericho Plaza, Wing A, Suite 211
Jericho, New York 11753
Attention: David J. Heymann, Esquire
FAX Number: (516) 433-2777

If to Morgans
or Hudson Borrower:	475 Tenth Avenue
New York, New York 10018
Attention: David Smail, Executive Vice President and
Chief Legal Officer
FAX Number: (212) 277-4172

with copies by regular mail or such hand delivery or facsimile transmission to:

Hogan & Hartson LLP
555 13th Street NW
Washington, DC 20004
Attention: Bruce W. Gilchrist
FAX Number: (202) 637-5910
Any party may change its address or the person to notify by a notice delivered in accordance with this Section 4.
5. Amendments. The provisions of this Agreement may be amended and each of the parties may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only if the other parties hereto have consented in writing to such amendment, action or omission.
6. Assignment. Morgans and the Hudson Borrower shall be entitled to assign, transfer, or otherwise dispose of their respective rights under this Agreement to any other Person, provided that no such assignment of the rights or Morgans or the Hudson Borrower hereunder shall relieve Morgans or the Hudson Borrower, as applicable, of its obligations hereunder. Concord CDO shall not be entitled to assign, transfer, or otherwise dispose of its rights or obligations under this Agreement to any other Person without the prior written consent of Morgans, which consent shall be in the sole and absolute discretion of such party; provided that the foregoing shall not be deemed to prohibit Concord CDO from pledging its interest in the Hudson Loan, or from transferring its interests in the Hudson Loan pursuant to an option agreement in accordance with and to the extent permitted by such terms as have been mutually agreed upon by the parties in connection with transactions contemplated hereby. Any assignment or transfer in violation of this Section 6 shall be void and of no force and effect.

7. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic format (including .pdf) shall be effective as delivery of a manually executed original counterpart of this Agreement.
8. Governing Law. This Agreement and the rights and duties of the parties to this Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to its conflicts of law principles.
9. Enforceability. Should any one or more of the provisions of this Agreement be determined to be illegal or unenforceable as to one or more of the parties hereto, all other provisions nevertheless shall remain effective and binding on the parties hereto.
[Signature Page Follows]

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first above written.

MORGANS GROUP LLC
By:	Morgans Hotel Group Co., its Managing Member
	By:	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	Chief Investment Officer and Executive Vice President of Capital Markets

HENRY HUDSON SENIOR MEZZ LLC
	By:	/s/ Marc Gordon
	Name:	Marc Gordon
	Title:	Authorized Signatory

CONCORD REAL ESTATE CDO 2006-1, LTD.
By:	WRP Management LLC, Collateral Manager

	By:	/s/ Peter Braverman
	Name:	Peter Braverman
	Title:	President

[Signature Page to Forbearance and Waiver Agreement]